SCHEDULE A
      To the Investment Advisory Agreement dated March 1, 1997 between The
          Victory Portfolios, on the behalf of the following Funds, and
      Victory Capital Management Inc. (formerly Key Asset Management Inc.)

                                   Annual fee,
Name of Fund                       as a percentage of average daily net assets.*
------------                       --------------------------------------------

1. Established Value Fund          0.65% on the first $100 million, 0.55% on
                                   the next $100 million, and 0.45% on assets in excess of $200 million

2. Focused Growth Fund             0.75% on first $400 million, 0.65% on next
                                   $400 million and 0.60% in excess of $800 million

3. Gradison Government Reserves    0.50% on the first $400 million, Fund 0.45%
                                   on the next $600 million, 0.40% on the next
                                   $1 billion and 0.35% on assets in excess of $2 billion

4. Real Estate Fund                0.80%

As amended December 10, 2003; Effective December 10, 2003.


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*   Note, however, that the Adviser shall have the right, but not the obligation, to contractually waive any portion of the advisory fee from time to time. Any such contractual waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.